Exhibit 99.1

Zynex Announces Third Quarter 2016 Profit

LONE TREE, Colo., Nov. 10, 2016 /PRNewswire/ -- Zynex (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neuro diagnostics, cardiac and blood volume monitoring, announced today its third quarter 2016 financial results.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: "Revenue came in at $3.6 million, 36% above the third quarter last year. We reported a net income of $532,000, a significant improvement compared with the third quarter 2015 loss of $501,000. Year-to-date we experienced positive cash from operations of $1.2 which essentially allowed us to reduce the balance on our line of credit by a million dollars in the period.

Orders in the third quarter of this year were 5,679 compared to 3,035 orders or nearly double the third quarter of last year with 1,726 orders in September and 1,473 in October. For the nine months our orders were 21,036 versus 8,972 in the same period last year. Our revenue is mostly recurring from monthly rentals and monthly supplies sent to our patients and we expect to see higher revenues later this year as more patients continue to use our electrotherapy products, primarily the NexWave device. Our growth is significantly limited by lack of liquidity that has made it difficult to keep up with order volume in production and has slowed down sales growth. On a positive note we have paid down the balance on our line of credit from the beginning of the year from $4,002,000 to $3,027,000 by the close of third quarter, a reduction of a million dollars. Our current revenue expectation for 2016 is between $15 and $16 million and with positive net income.

I am excited to see continued improvements in our bottom line results as a result of revenue increases, increased gross profit margin and lower fixed expenses."

Summary of Financial Results:

The Company's net revenue was $3,627,000 for the third quarter of 2016, compared to $2,667,000 for the third quarter of 2015, an increase of 36% year over year. Net revenue for the nine months was $10,390,000 compared to $8,923,000 a year ago. Gross profit margin in the quarter was 75%.

The Company reported Selling, General and Administrative ("SG&A") expenses of $2,125,000 for the third quarter of 2016, compared to $1,943,000 for the quarter ended September 30, 2015, an increase of 8%, attributed to an increase in sales commissions and offset by decreases in employee salaries.

For the third quarter 2016, the Company reported net income of $532,000, or $0.02 per share, compared to a net loss of $322,000, or $0.01 per share in the same period of 2015. For the nine months ended September 30, 2016, the Company reported a net loss of $140,000, or $0.00 per share, compared to a net loss of $1,711,000, or $0.05 per share in the first nine months of 2015.

Cash provided by operations in the first nine months of 2016 was $1,210,000 versus positive cash from operations of $82,000 in the first nine months of 2015.

The Company's line of credit balance as of June 30, 2016 was $3,027,000, a reduction of $975,000 since December 31, 2015.

The company holds its third quarter 2016 earnings webcast on Thursday, November 10 at 9:00am MT (11:00am ET).

To register and participate in the webcast, interested parties should click on the following link approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/18244

Phone Access Details:

US Participant Toll Free Dial-In Number:	1-877-870-4263
International Dial-In Number:	1-412-317-0790

About Zynex
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: Zynex.com.

Safe Harbor Statement
Statements made in this presentation include financial estimates and forward-looking statements that are not historical facts. Each of these estimates and forward-looking statements involves risk and uncertainties. These estimates are based on present circumstances, information currently available, and assumptions about future revenues, industry growth, and general economic conditions. Estimates are inherently uncertain as they are based on assumptions concerning future events. No representations can be made as to the accuracy of such information or the reliability of such assumptions. Accordingly, actual revenues and expenditures may vary significantly from the Company's estimates, and actual results or developments may differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual results to differ from the financial estimates and forward-looking statements in this presentation include those described in the Company' s filings with the Securities and Exchange Commission, including the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Therefore, neither the Company's estimates nor the assumptions upon which they are based are to be interpreted as a guarantee or promise of the Company or management. The Company has no obligation to modify, amend, update, alter, or change the estimates contained herein.

Contact: Zynex, Inc. 303-703-4906

CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30,	December 31,
	2016	2015
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$91	$8
Accounts receivable, net	3,981	2,426
Inventory, net	96	305
Prepaid expenses	28	27
Total current assets	4,197	2,766
Property and equipment, net	517	801
Deposits	55	55
Intangible assets, net	44	74
Total assets	$4,812	$3,696
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Line of credit	$3,027	$4,002
Current portion of capital leases	109	109
Accounts payable	3,090	2,477
Deferred revenue	528	89
Income taxes payable	79	79
Accrued payroll and payroll taxes	883	484
Deferred insurance reimbursement	880	-
Accrued expenses	64	299
Total current liabilities	8,660	7,539
Capitalized leases, less current portion	165	216
Warranty liability	12	12
Total liabilities	8,837	7,767
Stockholders' Deficit:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding		-
Common stock, $.001 par value, 100,000,000 shares authorized, 31,271,234 shares issued and outstanding	31	31
Paid-in capital	6,018	5,832
Accumulated deficit	(9,985)	(9,845)
Total Zynex, Inc. stockholders' deficit	(3,936)	(3,982)
Non-controlling interest	(89)	(89)
Total stockholders' deficit	(4,025)	(4,071)
Total liabilities and stockholders' deficit	$4,812	$3,696

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenue:
Rental	$1,324	$924	$3,226	$1,768
Sales	2,303	1,743	7,164	7,155
	3,627	2,667	10,390	8,923
Operating expenses:
Cost of revenue – rental, product & supply	880	950	2,803	3,361
Selling, general and administrative expense	2,125	1,943	7,465	6,923
Income (loss) from operations	622	(226)	122	(1,361)
Other income (expense):
Interest expense	(90)	(98)	(262)	(368)
Total other income (expense)	(90)	(98)	(262)	(368)
Income (loss) before income taxes	532	(324)	(140)	(1,729)
Income taxes	—	—	—	—
Net Income (loss)	532	(324)	(140)	(1,729)
Plus: Net loss – noncontrolling interest	—	2	—	18
Net Income (loss) – attributable to Zynex, Inc.	$532	$(322)	$(140)	$(1,711)
Net Income (loss) per share – attributable to Zynex, Inc.:
Basic	$0.02	$(0.01)	$0.00	$(0.05)
Diluted	$0.02	$(0.01)	$0.00	$(0.05)
Weighted - average number of common shares outstanding:
Basic	31,271,234	31,271,234	31,271,234	31,271,234
Diluted	31,271,234	31,271,234	31,271,234	31,271,234

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED, AMOUNTS IN THOUSANDS)

	Nine months ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net cash provided by operating activities	$1,210	$82
Cash flows from investing activities:
Change in inventory used for rental	(73)	63
Net cash (used in) provided by investing activities	(73)	63
Cash flows from financing activities:
Net repayments on line of credit	(975)	(120)
Payments on capital leases and other obligations	(51)	(47)
Net cash (used in) provided by financing activities	(1,026)	(167)
Net increase (decrease) in cash	111	(22)
Cash at the beginning of the period	(20)	63
Cash at the end of the period	$91	$41
Supplemental cash flow information:
Interest paid	$262	$368
Income taxes paid (including interest and penalties)	$-	$-

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